Exhibit 99.2

ARCTIC CAT, #4592024

ARCTIC CAT FISCAL 2013 THIRD QUARTER EARNINGS

CONFERENCE CALL

January 24, 2013, 9:30 AM CT

Operator:	Good day, ladies and gentlemen, and welcome to the Arctic Cat Fiscal 2013 Third Quarter Earnings Conference Call. At this time, all participants are in a listen-only mode. Following today’s presentation, the conference will be open for questions. If you have a question, please press the star, followed by the one. If you’d like to withdraw your question, press the star, followed by the two. And if you are using speaker equipment, please lift the handset before making your selection. As a reminder, this conference is being recorded today, January 24th, 2013.

I would now like to turn the conference over to Shawn Brumbaugh with Padilla Speer Beardsley. Please go ahead.

Shawn Brumbaugh:	Thank you, and thank you for joining us this morning. I’m Shawn Brumbaugh with Padilla Speer Beardsley. Before the market opened this morning, Arctic Cat released results for its fiscal 2013 third quarter ended December 31st, 2012. Participating in our call today to discuss the Company’s performance and outlook will be the Chairman and Chief Executive Officer, Claude Jordan, and Chief Financial Officer, Tim Delmore. Following their remarks, we’ll have time for any questions.

Before we begin, please note that some of the comments made today will be forward-looking statements regarding the Company’s expectations of future performance. Such statements are subject to risks and uncertainties and actual results may differ materially from those contained in the statements. These risks and uncertainties are described in today’s news release and in the Company’s filings with the Securities and Exchange Commission. We encourage you to review these documents for a description of risk factors that may affect results.
Now I’ll turn the call over to Arctic Cat’s CEO, Claude Jordan. Claude?

Claude Jordan:	Thanks, Shawn. Good morning, everyone, and thanks for joining us today. This morning, I will cover the individual performance of our three businesses during the third quarter, as well as the progress we have made in the area of sales, profitability and operational excellence. Following my comments, Tim Delmore, our CFO, will review our financial performance.

Overall, we were pleased with our performance for the third quarter. As we mentioned at the beginning of the year, we set out to grow sales in all product categories, improve gross margins, increasing earnings per share, generate additional cash and strengthen our balance sheet. Through the third quarter, we are on track to accomplish each of these.

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In regard to the individual businesses, snowmobile sales were down 2% for the quarter, primarily driven by the decision to ship snowmobiles earlier in the year so that all dealers and distributors had their snowmobiles prior to December, which is the largest retail month. For the year, snowmobile sales were up 5%, primarily driven by increased sales in our international business. The 5% year-over-year growth exceeded our earlier guidance of up—flat to up 2% growth. Snowmobile dealer inventory for North America was up 14% for December, primarily due to the increased snow conditions in various parts of the U.S. However, January retails have started off strong and we expect snowmobile dealer inventory to be reduced during the fourth quarter and end the year up slightly from last year.

On the retail sales side, the overall North American industry experienced some difficult snow conditions for the second year in a row, which has led to the industry being down slightly from last year. We also saw our retail sales decrease; however, a large part of the decrease was due to the strong comps we had last year following the launch of 23 new Procross and Proclimb snowmobile models. With the soft snow conditions we are seeing, we are revising our lower end guidance for the industry down slightly from flat to up 2% to a revised down 2% to up 2%.

On the ATV business, sales increased 28% for the quarter. Key drivers for the sales increase were North American and international sales of our Wildcat 1000 sport side-by-side and North American ATVs and Prowlers. Dealer inventory was again a focus and we were successful in reducing our North American dealer inventory of ATVs and Prowlers by 8%, excluding the Wildcat. Including the Wildcat, overall dealer inventory was down 1% from last year. As we move forward, we will continue to focus on matching wholesale sales with retail sales. With this in mind, we expect dealer inventory to start growing slightly, keep up with the growth of the business and launch of new products.

For the quarter, North American core ATV retail sales were down 2% and for our fiscal year, industry retail sales are up 1%. Arctic Cat also saw a decline in third quarter retail sales; however, we are seeing positive gains with our five new core ATV models that were launched in August. Our North American side-by-side retail sales experienced strong growth, as sales increased over 35% for the quarter and year-to-date retail sales have increased over 50%, driven by both our Wildcat sport side-by-side and Prowler HDX utility vehicle. Wildcat retail sales continue to be strong and match our expectations.

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In addition to our base Wildcat 1000 model and Wildcat 1000 Limited, we also recently announced a new four-seat Wildcat 1000 model and a new high performance 90-plus horsepower Wildcat model. Both of these will begin shipping in our fiscal fourth quarter. With the lower dealer inventory, increased focus on product development and strong orders we are seeing for our ATV and side-by-side business, we are continuing to expect this business to grow sales 36 to 41% for the full year.

Although our ATV and snowmobiles business are showing year-over-year growth, we did see a slight decline in our PG&A business for the quarter, with sales declining 5% and year-to-date sales for PG&A are down 2% to last year. The primary reason for the decrease in sales was the drop-off in snowmobile garments due to the soft snow conditions in select U.S. markets. On the positive side, we did see strong growth in Wildcat parts and accessories and expect this to continue throughout the year. With the continued strong performance of the Wildcat parts and accessories, we expect PG&A sales to rebound in the fourth quarter, resulting in full year sales growing 1 to 3%.

In regard to operational performance, we stated in May that our focus would be on improving gross margin, controlling our operating expenses and strengthening our balance sheet. In the area of gross margin, our goal was to increase gross margins by 20 to 60 basis points. During the third quarter, gross margin improved by 22 basis points, driven by higher volume, product (inaudible) production efforts and higher selling prices of select models. However, these positives were offset by the decrease in PG&A sales, which is our highest margin business. We expect PG&A sales to increase in the fourth quarter, driven by Wildcat parts and accessories, which will drive further improvement in overall gross margin. Gross margin will remain a major focus area and we continue to expect gross margins to improve by 20 to 60 basis points for the year.

In regard to operating expenses, our goal was to hold operating expenses flat as a percent of sales. With this in mind, we have continued to focus throughout the business on all aspects of expense control. At the same time, we have continued to invest in product development, which has resulted in launching various new models for both the snowmobile and ATV businesses. Year-to-date, we were successful in decreasing operating expenses as a percent of sales by 100 basis points while at the same time increasing our R&D spending by 15%. Based on our plan for the remainder of the year, we continue to believe that we will be successful in holding our operating expenses flat to down slightly as a percent of sales while continuing to invest in product development.

The final area of focus has been working to strengthen our balance sheet. During the third quarter, our year-over-year inventory grew to support our sales growth, however, we were successful in improving our inventory turn. As we look forward, we will continue to remain focused on having the right amount of inventory on hand to support the growth needs of the business while at the same time continuing to focus on improving inventory turns. In regard to cash, we ended the quarter with roughly 96 million of cash and short-term investments and no long-term debt. This amount is up from the prior year quarter by $20 million. Going forward, we will continue to focus on our cash position and expect to generate positive cash flow this fiscal year.

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At this time, I would like to turn the call over to Tim to review the third quarter financials.

Tim Delmore:	Thanks, Claude. Good morning, everyone. I would also like to welcome you to our conference call. Today, I’ll focus on reviewing highlights of our third quarter and year-to-date financial performance and our increased earnings guidance for full year fiscal 2013.

We are very pleased with our third quarter and year-to-date results that are in line with our expectations. Net sales for the third quarter increased 5% to 218 million from 207 million for the same quarter last year. ATV sales increased 28% to 69.6 million from 54.4 million, driven by strong Wildcat side-by-side sales. Snowmobile sales decreased, as planned, 2% to 122.4 million from 125.2 million. As a reminder, we had very strong Q3 sales last year, with a sales increase of 61%.

Parts, garments and accessories sales decreased 5% to 26 million from 27.4 million for the same quarter last year. An increase in Wildcat parts and accessories sales was not quite enough to offset a decline in snowmobile garment sales due to lower than expected early season snowfall. However, we still expect to have a year-over-year increase in PG&A sales.

Gross profits for the quarter increased 6% to 50.8 million from 47.8 million. The gross profit percentage for the quarter increased 22 basis points to 23.3% from 23.1%, primarily due to higher volumes. Selling, general and administrative expenses increased 7% to 23.1 million from 21.6 million for the same quarter last year, primarily due to higher research and development costs and Canadian translation and hedge costs. Selling, general and administrative expenses, as a percent of sales, increased slightly to 10.6% compared to 10.4% for the same quarter last year.

Net earnings increased 5% to 17.9 million from 17 million. Third quarter diluted earnings per share increased 41% to $1.30 from $0.92 due to increased earnings and a 22—26% reduction in diluted share count resulting from the repurchase of our shares from Suzuki late in December last year.

Next I’d like to review Arctic Cat’s financial performance for the first nine months of fiscal ’13. Year-to-date, net sales increased 15% to 558.4 million from 486.8 million. Net earnings increased 24% to 44.8 million from 36.1 million, while diluted earnings per share increased 68% to 3.25 from 1.94. On a year-to-date basis, snowmobile sales increased 5% to 269 million from 257.3; ATV sales increased 40% to 212.2 million from 151.1 million; and parts, garments and accessories sales were 77.1 million versus 78.4 million. Again, the overall sales increases were primarily due to strong sales of our Wildcat side-by-sides and increased snowmobile sales.

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Our year-to-date gross profits increased 15% to 137.3 million from 119.2 million. Our year-to-date gross profit percentage improved to 24.6% compared to 24.5%. Year-to-date selling, general and administrative expenses increased 6% to 67.8 million from 63.7 million, primarily again due to increased R&D expense for ATV, side-by-side businesses and snowmobile businesses, and higher Canadian translation and hedge cost comparisons. Selling, general and administrative expenses, as a percent of sales, declined to 12.1% compared to 13.1%.

Looking at our balance sheet, as of December 31st, we ended the quarter with 96.6 million of cash, up from 76.3 million last year, an increase of nearly 27%. And as a reminder, last December, we used 79 million of our cash to repurchase Suzuki stock. Receivables decreased 3% to 50.8 million due to lower PG&A sales. Our inventories increased 10% to 97 million from 88 million to support higher production and sales levels. We had zero short-term borrowings as of December 31st and had no long-term debt. Year-to-date capital expenditures totaled 10.4 million and depreciation and amortization was 9.9 million.

Regarding our updated outlook for full year fiscal ’13, we continue to anticipate sales for the year ending March 31st in the range of 664 to 684 million, an increase of 13 to 17% over last year, and we now expect earnings per share in the range of 2.75 to 2.85 per diluted share, up 60 to 66% from last year. Previously, we estimated EPS in the range of 2.65 to 2.75 per diluted share. We continue to expect ATV and side-by-side sales to increase 36 to 41% for the full year, driven by shipments of the Wildcat side-by-side models. We expect snowmobile sales to be up 3 to 5% and PG&A sales to end the year up 1 to 3%. As Claude mentioned, our outlook includes the assumptions that gross margins will increase 20 to 60 basis points and operating expenses to be slightly down as a percent of sales.

I’d like to thank you for your interest and attention, and now, Operator, we’d like to open it up for questions.

Operator:	Thank you, sir. Ladies and gentlemen, at this time, we will begin the question and answer session. If you have a question, please press the star, followed by the one. If you would like to withdraw your question, press the star, followed by the two, and if you are using speaker equipment, you will need to lift the handset before making your selection.

Our first question comes from the line of Scott Hamann with KeyBanc Capital Markets. Please go ahead.

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Scott Hamann:	Hey, thanks and good morning, guys. Just in terms of the two new Wildcat products that are going to be launching here in the fourth quarter, what’s some of the feedback you’ve gotten from the dealers as you show this to them, and how are the order books developing for those products, and how do you kind of foresee, you know, shipments in the fourth quarter and throughout 2014 fiscal year?

Claude Jordan:	Hey, Scott, this is Claude. Couple of things here. First of all, you know, the Wildcat 4 and the Wildcat X, you know, obviously these are things we’ve been working on for some time now, so they’re not brand new products and they’re certainly not incremental; it’s not like a surprise, we didn’t know these were coming. You know, the feedback that we’ve received—and we had a demo ride out West, we brought the power sports media in; you know, you got to remember that Wildcat X not only increases the horsepower up to that plus-90, which is about 15% increase, we also changed the entire clutching system and so we’ve moved more closer to a flyway clutch now from the original clutching. So great acceleration, handles a lot better in the snow, so feedback we’ve gotten has been extremely positive because, you know, as you’re out West, it’s a little different if you’re in a lot of dunes and so forth. It really does eat up horsepower, so getting that 15% bump on the X is a great thing.

Probably the one surprise we got is on the Wildcat four-seater, which is our first four-seater model, we extended the chassis by about 29 inches so it’s still got some great suspension, 18 inches in the back and 17 in the front; but when you extend the chassis like that, you’re able to go through the bumps even better. And so, you know, that’s been some positive feedback and the fact that they like that handling through the bumps with the changed clutching on the Wildcat 4. They’re extremely excited about that as well so great acceleration on it. So, you know, to date, it’s been very positive. You know, we’re just now starting to take orders on both of them and we’ll start shipping them later this—you know, later during the fourth quarter.

Scott Hamann:	Okay. And I know that you said you were going to have four SKUs of the Wildcat out in fiscal ’13 and you did accomplish that. Now, you know, as we look into fiscal ’14, I mean is it safe to assume that there will be additional introductions in the side-by-side category?

Claude Jordan:	I think it’ll be very safe to assume to that. You know, going forward – we’ve talked about this – product development, you know, we continue to invest in that. You saw—you know, during my comments, we said year-to-date our R&D is up 15%. There’s a lot of opportunities and, you know, we’re just scratching the surface in terms of different directions we can go. So I think you’re going to see across the board we’re going to continue to go ahead and roll out new products, not just on the ATV and the side-by-side but also on the snowmobile side as well, and you know, we’re extremely excited about bringing the engines in-house and getting a little bit more flexibility in terms of the direction we’re going to go on the snow side.

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Scott Hamann:	Right. Okay. And then finally, just on the dealer side, can you kind of quantify where you are with dealer expansion on a net basis in North America? And then, how do you plan to attack some of the international markets with some of the new-found strength of the side-by-side market?

Claude Jordan:	Yes, on the dealer side in North America, obviously we go direct in U.S. and Canada there, and you know, we have three parts of the business. On the ATV side, we have ATVs and then we have our Prowlers and then we have our Wildcat, and then, you know, obviously on the snowmobile side, most of our dealers, that carry snow also carry our ATV, Prowler and Wildcat products. You know, our snowmobile business in terms of dealers, you know, we certainly have goals in terms of adding net dealers each year, and we’ve been successful in that. You know, really what that means is we may have lost net inactive dealers, somebody that hasn’t bought anything for a couple of years, but state law doesn’t allow us to go ahead and remove them from our dealer files. So you can probably go on our website and—dealer locator and you’d find those but those really aren’t active dealers, and so we’re constantly, as the law of allowance (ph), we’re removing those but we’re—on a net basis, you know, dealers that have actually ordered product from us, we have been successful in terms of growing our dealer count for snowmobiles.

And actually, even more so on the ATV, Prowler and Wildcat side, we’ve been successful in all three of those categories in North America, growing the net dealers year-over-year. And so, you know, the Wildcat obviously, you know, a little misleading there because we’ve had tremendous growth there in terms of adding dealers. And as we continue to roll out new products, we think that that’ll approach probably the same number of dealers we have on the Prowler side.

You know, internationally, we continue to look at markets, with the exception of six countries that we go direct in through our European headquarters. You know, today we go direct through the UK, Germany, France, Austria, Spain and Italy, and everywhere else, we go through a distributor. We’ve been very successful in terms of signing up additional distributors so—and last quarter, some of the larger markets out there – Australia and Mexico – we added distributors there, which should help us as we go to fiscal year ’14. And then, obviously as we continue to move forward, there’s no doubt that we are looking for opportunities to continue to go direct if the market is a good fit for us. So today, we go direct in six markets outside North America. You know, it’s something, as we go forward, we wouldn’t mind adding to that and going direct in a few more.

Scott Hamann:	Great. Thanks a lot.

Claude Jordan:	Thanks, Scott.

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Operator:	Thank you. And our next question comes from the line of Mark Smith with Feltl and Company. Please go ahead.

Mark Smith:	Hi, guys. First, Claude, can we just review some of your commentary in the quarter regarding core ATV sales versus, you know, what Wildcat was up during the quarter? Can you just talk about—excluding Wildcat, give us any insight into sales?

Claude Jordan:	For the industry, you know, what I mentioned was, if you look at the industry numbers, I think I said for the ATV business—I’m just checking my notes here to make sure I’m in line here. We said that core ATV, which is your single seat and your two-rider vehicles, not your side-by-side, we said industry retails were down 2% for the quarter and for the year, up about 1%. And what we said is, on the ATV side for the quarter, we’re basically trailing the industry a little bit there. But we also mentioned, in August we launched five new ATVs that is the 400 to 450 to 500 and so forth, and all five of them have been successful and gaining share.

Mark Smith:	So in that core business, you said you’re trailing the industry, which was down about 2% during the quarter?

Claude Jordan:	Yes.

Mark Smith:	Okay. So given that, with the growth, then Wildcat is certainly still (inaudible) stronger in the quarter?

Claude Jordan:	Yes, when you factor in the Wildcat, it—you know, the Wildcat’s a brand new product so we’re comping over zero sales the prior year, so if you recall, the Wildcat, our initial shipments were—last December where we shipped a couple of hundred units, though, you’re seeing some very, very strong comps on the Wildcat side, which is pulling, you know, all the retail up for our business, which is not surprising. When you launch a new product that creates that kind of excitement, you do get a, you know, an initial whomp (ph), so we’re still seeing very strong retails there.

Mark Smith:	Okay. And then if we continue to look at that core ATV business, excluding Wildcat and other iterations of Wildcat now, you know, can you keep that business even flat given cannibalization and as people, you know, transition from four-wheelers into side-by-sides? Can you keep that business at a retail sales flat?

Claude Jordan:	Yes, I think you can. You know, obviously, you—we have multiple players that are out there, you know, and some fairly strong players, and I think everybody is certainly targeting that industry. We’re not seeing as much product development on that space as we are on the side-by-side, and then specifically on the side-by-side specific segments of that side, we’re seeing a lot more product development. But as long as the industry

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remains focused on launching new products, I know we’re working on new products for that space, I think, you know, you’ll probably see flat, up 1, up 2%, you know, and don’t think you’re going to see the same level of growth on the ATV side as you’re going to see on the side-by-side. Side-by-side, we said at the beginning of the year, is up plus 10 to 20% for the industry, and we’re exceeding the industry.

Mark Smith:	Okay. And then on that, you know, how do you feel about your ATV and Prowler inventories out at dealers today, and are we close to a point now where we could see, you know, retail and wholesale kind of on a one-to-one basis, excluding Wildcat?

Claude Jordan:	Yes, I think we’re moving towards that, and you know, that’s what I mentioned during my comments, that ATV and Prowler, excluding the Wildcat, dealer inventory was down 8%. You know, Mark, if you go back a couple of years ago, you could remember that, you know, the dealer inventories were down at 20.5%, so we’ve slowly started to level off, where I think you’ll see, as we retail a unit, we’ll start shipping one, so that should actually start balancing out there in terms of leveling off. And then last year at our snowmobile show in February, we actually (inaudible)—you know, we obviously talked to dealers about specific goals and one of the things we’ve always talked about prior to that show was we want to bring dealer inventory down. Last year, we made a specific point to mention to our dealer network that, hey look, we’ve reached the point where we need to be, we don’t see a lot more of a decrease in dealer inventory, so we are moving towards that. And like I said, I think, you know, the fact that we’re only down 8% year-over-year is probably a positive thing.

Mark Smith:	And then one more just on Wildcats and ATV. Did we see any dealers during the December quarter that maybe delayed in ordering Wildcats, just in anticipation of new products coming, of the 4, of the X that maybe said, hey, I won’t fill up my inventory with Wildcats and I’ll wait and maybe leave a spot or two empty to fill in on a 4 or X when it’s available?

Claude Jordan:	We really didn’t. You know, what we’ve done on our end—because even base Wildcat is getting the new clutching starting in February, so we made the decision to not ship any Wildcats in the month of January, and so that gives the dealers a chance to run some of their inventory down somewhat. And then in February, we would start shipping, so your January models you ordered, we contacted the dealers, let them know that they’d be getting those in February, and those would be with the new clutch for the base Wildcat. You know, they’d start getting the Wildcat 4 in February and then the Wildcat X they’ll get in March.

Mark Smith:	Okay. Perfect. Thanks. That was it for me. Thanks.

Claude Jordan:	All right. Thanks, Mark.

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Operator:	And our next question comes from the line of James Hardiman with Longbow Research. Please go ahead.

James Hardiman:	Hi, good morning. Thanks for taking my call. Just wanted to continue down this path with a couple of the new Wildcats that you guys have talked about. How should we think about the relative size of the opportunities of those two new Wildcats? I guess with the Wildcat 4, I realize it’s probably a small segment, but how does that, from an industry standpoint, compare to the broader, you know, high end recreational side-by-side segment? And then with the Wildcat X, how should we think about how much of that opportunity is going to replace the base Wildcat? I don’t know if you’ve heard from your dealers or from customers, how much of that is going to be, you know, cannibalizing the base Wildcat, and how much you actually think is going to be incremental?

Claude Jordan:	Well, a couple of things. The one thing I’ll emphasize, since I think we got most of our analysts on the call here, you know, all these products were built in the fourth quarter and we knew they were coming, so we’ve actually gone ahead and put an estimate in there, and so the guidance we’ve given we’d go ahead and already factor that in. You know, in terms of the different size in the market, you know, the Wildcat 4, that four-seater, there are a handful of firms out there, you know, some of our competitors already have a four-seater and it’s a fairly significant market. So, you know, I think that that’s going to a brand new segment for us, and I think that those sales will truly be incremental. Now, it’s nowhere near as large as the two-seater side-by-side Wildcat, but I think it’s a fairly active and fairly attractive market for us.

I think you’re correct on the Wildcat X. By increasing the horsepower, putting the new clutching on there, you are going to see some, you know, some of our base Wildcat customers who may have bought a Wildcat first, now stepping up and buying the Wildcat X, which, you know, for us is a little bit more price, so sales will increase a little bit more. And, you know, probably even a little bit slight increase on the gross margins as well, so—but there’s no doubt that you’ll see some customers that were really planning on getting a Wildcat, the Wildcat X comes out in March, and will go ahead and buy a Wildcat X. You know, based on the feedback we’ve gotten, because we just now communicated it to the dealers and so forth, so not a lot of feedback from the dealers just yet. Obviously, they’re always excited when they get new products. But the demo runs that we did with the customers and the demo runs that we’ve done with the power sports media last week out in California went extremely well, and they went extremely well on—not only in the Wildcat X but also on the Wildcat 4.

James Hardiman:	Got it. And then on the—that’s very helpful. On the snowmobile side, I just wanted to tie together, I think, some of the things that you said. It seems like the industry is a little bit worse than you expected but your outlook for your business is a little bit better than expected. Sounds like international is outperforming but I don’t know if you’ve gained or lost share within the North American market. How do I sort of tie all those pieces together?

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Claude Jordan:	Yes, you know what? On snowmobiles, you know, we said that, on the wholesale side, we went into the year thinking we’d be up zero to 2% and you got to remember we shipped—I’m sorry, we launched last year 23 new models, which was over 70% of our snowmobile lineup, and so we knew going into this year this was going to be a tough wholesale and retail comp, the comp against all those new models out there. So, you know, on the North American side—I’m sorry, on the snowmobile side, we shipped a few more units but, honestly, those units went to—well, primarily went to international. And so, you know, on the international side, we continue to do very well there. You know, the largest markets, Norway, Sweden, Finland and Russia, we continue to do very well and obviously, Russia, as it continues to transition from a utility-type market to more of a performance market, we expect we’ll see that market continue to grow in line with, you know, the kind of retail sales we’re getting in, let’s say, within Canada. And so that’s a great opportunity and it’s certainly been paying off for us.

James Hardiman:	(Cross talking).

Claude Jordan:	(Cross talking) on the retail side, you know, retail side for the snowmobile, you know, I think that we’re seeing good retail for the industry up in Canada, certain parts of the West. You know, the East has been hit and miss. We had good snow and then we had some warm weather and some rain come through, took the snow away and now we’ve had a little bit more snow that’s been put in there, so certain parts of the East are rideable. UP is good and we’re still struggling in certain parts of Wisconsin. I know in northern Minnesota we can ride but certainly not southern Minnesota. You know, out West, Yellowstone is getting good snow, so it’s better than last year but not great.

James Hardiman:	And so you talked about inventories being up in snowmobile coming out of December but then those should come down, maybe be up a little bit for the year. That—has that changed in terms of how you thought about it heading into the year, or is that about where you thought inventories would be, you know, coming into the year?

Claude Jordan:	No, I think that, you know, you never know how snow’s going to be and the snowmobile industry goes with snow conditions. And so if we have strong—a strong start to the year, you’re going to have, you know, inventories come down a lot faster than they would normally. So, you know, the first couple of weeks here of January, the retails have been very strong on the snowmobile business and so, you know, we think with what we’re seeing today that inventory will come down. The one—to where it’s up slightly for the year, but the one thing I would emphasize on inventory for snowmobiles, you know, that’s a business that, last year,

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even though we were up 4% last year on snowmobile dealer inventory, the numbers were very, very small. So we’ve done a very good job over the last handful of years bringing that inventory down by the end of the year, so the fact that we’re up 4%, or let’s say we’re up, you know, a small amount this year, I’m not overly concerned. You don’t have the units there that you have on, let’s say, on the ATV or side-by-side.

James Hardiman:	Got it. And then just last, housekeeping question. The share count for either fourth quarter or the year, can you share with us how we should be thinking about that? We were originally assuming, you know, quite a bit of dilution for some—from some options; it actually came down a bit in this quarter. How should we expect that to trend in the fourth quarter?

Tim Delmore:	Yes, we—our events (ph) for the year, previous guidance was 14—about 14 million shares. (Inaudible) we’re trending a little less than that, so we’ll be in the 13.8 to 14 million range, probably at the lower end of that range.

James Hardiman:	Okay. And it’s safe to say that the fourth quarter share count is going to be pretty similar to 3Q?

Tim Delmore:	Yes, (cross talking) material change.

James Hardiman:	Great. Thanks, guys.

Claude Jordan:	Thanks, James.

Operator:	And our next question comes from the line of Craig Kennison with Robert W. Baird. Please go ahead.

Craig Kennison:	Good morning. Thanks for taking my questions as well. I wanted to start with the PG&A business. It’s my understanding the Wildcat product line has a fairly high attachment rate. What has been your experience in terms of the attachment rate of PG&A to the Wildcat?

Claude Jordan:	Yes, I think you’re right and I think we’ve mentioned this on prior calls. You know, prior to the Wildcat—and the Wildcat is a vehicle that people like to customize, and so when we launched the initial Wildcat—and so then we’ve added the Wildcat Limited as well as the Wildcat 4 and the Wildcat X. You know, instead of a customer coming in and maybe spending 3 or $400 on a, you know, ATV or our Prowler or an ATX, you’re seeing customers that’ll come in and spend over $1,000, $1,500, you know, putting on a roof, windshields, things of that nature on a Wildcat. So that’s been a very strong plus for our ATV business—I’m sorry, for the PG&A business.

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The challenge we’ve had, as I mentioned in my comments, on the PG&A side, we’ve had a very strong performance with Wildcat accessories and even Wildcat parts. On the other side of the equation, snowmobile garments—and I—and we mentioned this last year when—you know, I think everybody wanted to know whether we really felt the lack of snow last year on the unit side, and we said, really where we were going to feel it on is PG&A, and that’s where we’re feeling it this year. The garment business is down pretty substantially this year and a lot of that is due to dealers having garments from last year that they’re still moving, plus the slow start to this year in terms of garments as well.

Craig Kennison:	Thanks. And relative to your ATV business, to what extent are you able to measure the cannibalization you’ve experienced as you introduce the Wildcat, you know, in competition essentially in part with some of your ATV products? Are you seeing any degradation in the ATV demand related to cannibalization?

Claude Jordan:	You know, not on the Wildcat. The Wildcat is such a unique, different product for us. It’s a completely different customer. You know, we sell ATVs around the world and north—you know, the U.S., south, north, Canada, everywhere. You know, the Wildcat is, because of the width of it, there are certain markets, because it’s over—it’s 64.5 inches so there are certain markets that we are not able to go ahead and drive it on trails. So the real markets are, you know, out West we have dunes and things of that nature so completely different customer, different use. I mean, it’s not a working vehicle; it’s a pure fun vehicle, which is what we set out to build in the first place. So we’re not seeing a lot of cannibalization on our other product lines, you know, not just the ATV but even on Prowler, side-by-sides, really not cannibalizing that.

Craig Kennison:	And lastly, how would you characterize your consumer today? We’ve had a change in payroll tax and a variety of other factors that may affect consumer behavior. What are you guys seeing?

Claude Jordan:	Well, you know, that just went into effect so we really haven’t seen a lot of it just yet. Going forward, it’s certainly something we will monitor. Our business, we sell a lot of discretionary items, we sell a lot of product that—you know, for work purposes as well. You know, our ATVs are used for farming and ranching, as well as our side-by-sides, so—but it is an area that we closely follow. We certainly closely follow consumer confidence. We follow GDP growth and there’s no doubt that, much like on the snowmobile side, when we have great snow conditions, we see a lift, and when we have a great economy, we see a lift on our ATV, side-by-side business as well.

So, you know, I think it’s a little early right now, Craig, to get a feel for the payroll tax going up and whether that’s going to go ahead and further hit our customers. You know, the one thing I would say is our customers are extremely passionate about riding snowmobiles, ATVS and side-by-sides and it’s the one they do. So, you know, even with payroll tax going up a couple of points there, I don’t think it’s going to have a major implication, but there’s no doubt that, you know, it’s a few less dollars that a customer will have at the end of the month.

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Craig Kennison:	Great. Thank you.

Operator:	Mr. Jordan, there no further questions at this time. Please continue.

Claude Jordan:	Okay. Well appreciate everybody joining us today. As a recap, we continue to be excited about this fiscal year, especially the launch of the five all-new snowmobiles and the all-new Wildcat sport side-by-side models that we will start shipping this quarter. We believe these new products, combined with a continued focus on product development and operational excellence, will lead to another excellent year for Arctic Cat. We appreciate your time today and look forward to updating you on the full year in May. Thank you for your time today.

Operator:	Ladies and gentlemen, this concludes the Arctic Cat Fiscal 2013 Third Quarter Conference Call. You may now disconnect.

END

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